Exhibit 23.2

Report of Independent Accountants

To the Managers of AmeriCredit Automobile Receivables Trust 2002-D:

In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of AmeriCredit Automobile Receivables Trust 2002-D as of August 27, 2002, in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Trust’s management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Fort Worth, Texas
August 28, 2002

AmeriCredit Automobile Receivables Trust 2002-D
Balance Sheet

August 27, 2002

Assets

Cash	$1,000

Total Assets	$1,000

Liabilities And Trust Principal

Interest in Trust	$1,000

Total liabilities and trust principal	$1,000

The accompanying notes are an integral part of this financial statement.

AmeriCredit Automobile Receivables Trust 2002-D
Notes To Financial Statement

1.    Nature of Operations:

AmeriCredit Automobile Receivables Trust 2002-D (the “Trust”) was formed in the State of Delaware on August 20, 2002. The Trust has been inactive since that date.

The Trust was organized to engage exclusively in the following business and financial activities: to acquire motor vehicle retail installment sale contracts from AFS Funding Trust and any of its affiliates; to issue and sell notes collateralized by its assets; and to engage in any lawful act or activity and to exercise any power that is incidental and is necessary or convenient to the foregoing. AFS Funding Trust, is a Delaware business trust which is a wholly-owned subsidiary of AFS Funding Corp., a Nevada corporation, which, in turn, is a wholly-owned subsidiary of AmeriCredit Financial Services, Inc.

2.    Capital Contribution:

AFS Funding Trust purchased, for $1,000, a 100% beneficial ownership interest in the Trust on August 27, 2002.